AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 19th day of September, 2003,

B E T W E E N:

                   CONDOR GOLD CORP. a corporation incorporated pursuant to the laws of the Province of Ontario

                   (hereinafter  referred  to as the  "Company"),

                                                             OF THE  FIRST PART,

                  - and -

                   ELWIN D. CATHCART, an individual residing in the Province of Ontario

                  (hereinafter referred to as "Vendor"),

                                                             OF THE SECOND PART.

WHEREAS the Company and the Vendor are among the parties to a share purchase agreement dated as of September 5, 2003 (the "Share Purchase Agreement") pursuant to which the Vendor has agreed to transfer to the Company shares in the capital stock of VHS Network Inc. ("VHS");

AND WHEREAS the said Share Purchase Agreement provides, inter alia, that the consideration to be paid by the Company to the Vendor for the shares transferred by the Vendor to the Company shall consist of a cash component and an aggregate of 1,050,000 common shares in the capital stock of the Company (the "Purchased Shares");

AND WHEREAS the Vendor and the Company have agreed to amend the Share Purchase Agreement so as to provide that the consideration paid to the Vendor by the Company shall consist of a cash component and an aggregate of 1,200,000 Purchased Shares;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the mutual promises and agreements hereinafter contained, the sum of CDN $2.00 now paid by each party to the other and other good and valuable consideration (the receipt and sufficiency of which is hereby irrevocably acknowledged), the parties hereto hereby agree as follows:

1. Share Purchase Agreement is hereby amended such that the consideration paid by the Company to the Vendor in consideration of the shares of VHS transferred to the Company by the Vendor shall consist of a cash component and an aggregate of 1,200,000 Purchased Shares.

2. The balance of the terms of the Share Purchase Agreement shall remain unchanged.

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3.       This  Agreement  shall be governed by and construed in accordance  with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.


4. This Agreement may be executed by the parties hereto in separate counterparts or duplicates each of which when so executed and delivered shall be an original, but all such counterparts or duplicates shall together constitute one and the same instrument.

5. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives. This Agreement may not be assigned without the prior written consent of the parties, which consent may be unreasonably withheld.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written. CONDOR GOLD CORP.


                                 Per: /s/ Alex Stewart
                                      ----------------------------------------
                                      Alex Stewart
                                      I have authority to bind the corporation

                                      /s/ Elwin D. Cathcart
--------------------------            ----------------------------------------
Witness                               Elwin D. Cathcart